Exhibit 23

Deloitte S. L. Plaza Pablo Ruiz Picasso, 1 Torre Picasso 28020 Madrid España Tel.: +34 915 14 50 00 Fax: +34 915 14 51 80 www.deloitte.es

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 26, 2012, relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) and the effectiveness of the Group's internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2011.

DELOITTE, S.L.

/s/ Deloitte, S.L.
Madrid- Spain

December 17, 2012

Deloitte, S.L. lnscrita en el Registro Mercantil de Madrid, tomo 13.650, sección 8ª, folio 188, hoja M-54414, inscripción 96ª, C.I.F.: B-79104469.
Domicilio social: Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020, Madrid.